York Space Systems Reports Second Quarter 2026 Results
Significant Backlog Potential Growth on Eight Contract Wins at 88% Win Rate Year-to-Date

DENVER, CO—August 13, 2026 – York Space Systems Inc. (NYSE: YSS) (York) today announced financial results for the quarter ended June 30, 2026.

($ in thousands, except percentages)	For the three months ended June 30,
	2026	2025	% Change
Revenue	$92,547	$83,839	10%
Gross profit	22,180	9,526	133%
Net loss	(39,343)	(24,234)	62%
Adjusted EBITDA (non-GAAP)	$(9,503)	$(8,919)	7%

($ in thousands, except percentages)	For the six months ended June 30,
	2026	2025	% Change
Revenue	$208,890	$190,091	10%
Gross profit	44,330	34,128	30%
Net loss	(154,185)	(35,963)	329%
Adjusted EBITDA (non-GAAP)	$(13,142)	$(3,465)	279%
* See definition and reconciliation of Adjusted EBITDA to net loss under “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Measures.”

“York had another strong quarter of execution,” said Dirk Wallinger, CEO of York. “Through the first half of 2026, we’ve secured eight contract wins at an 88% win rate, a reflection of both the breadth of our capabilities and the confidence customers place in our performance on orbit. Our second T1TL launch added another 21 satellites into operation this quarter, and the newer programs we’re winning are structured to open the door to significantly larger follow-on opportunities in 2027. The ALL.SPACE acquisition extends our reach further into assured communications and the growing demand for unmanned systems driven by the changing character of conflict. With a backlog of $592 million and potential on awarded contracts reaching $1.85 billion, and an identified pipeline now exceeding $11.5 billion, the opportunity in front of us is substantial.

“Throughout 2026, and increasingly in Q2, we continued to observe a meaningful shift in how the U.S. government is acquiring spacecraft systems, moving away from a ‘rapid succession of larger RFPs’ to an IDIQ approach that is slow to start but often faster to accelerate Task Orders later. This approach has a longer cycle to award the IDIQs, but once IDIQs are awarded, Task Orders can be awarded in more rapid succession without the need for follow-on competitive award cycles,” Wallinger added.

Under this model, smaller initial awards to proven providers can serve as gateways to multi-billion-dollar operational programs that can be executed more quickly later given the contracts have already been awarded. York has been awarded six contracts under this new approach in 2026 alone, and the company believes they can be significant drivers of growth into 2027 as the follow-on programs advance.

Brian Frantz, interim CFO and CAO of York said, “Our newer programs are driving strong profitability improvements, and we continue to successfully win a large rate of the contracts available to us as we wait on the government to make progress against the larger programs in the budget. As a result, we are bringing down our full year 2026 revenue guidance. That said, the contracts we’ve secured this year under the new acquisition approach are the onboarding positions that we expect to convert to significantly larger operational programs, and we expect them to be meaningful drivers of growth in 2027 and beyond."

Second quarter 2026 Company Results
Revenue increased $8.7 million, or 10%, to $92.5 million. This increase was primarily driven by growth in York’s major government programs.

Gross Margin increased 13 percentage points to 24%; Gross Profit was $22.2 million, up from $9.5 million in the year-ago quarter. The improvement in gross margin is largely attributable to the rolling off of a negative EAC adjustment last year.

Backlog stood at $592.0 million on June 30, down 8% from $642.3 million on March 31, and up 9% from the start of the year.
Selected Second Quarter Highlights
•Year-to-date, York has secured eight contracts at an approximately 88% win rate across ten different mission areas.

•York expanded its national security customer base with four new contract awards in Q2, including three IDIQ vehicles, one of which has already generated two delivery orders.

•In July, York was awarded a Task Order contract on one of our highly selective IDIQs, to deliver military system capabilities built on commercial technologies. And in early August, York was awarded another Task Order for an on-orbit demonstration. This highlights the rapid conversion from IDIQ selection to multiple funded delivery order contracts in a matter of weeks.

•In July, York was selected by USSF for the NITE-STAR IDIQ, further extending York’s mission portfolio capabilities. The award positions York to compete for task orders integrating the company’s satellite platforms with the global ground network operated by ATLAS Space Operations, a wholly owned subsidiary of York.

•York became the first performer to complete its T1TL deliveries, launching a second dedicated Falcon 9 that put 21 York-built satellites on orbit and bringing York’s program record to 42-for-42, ahead of every other awardee.

•In July, York completed its acquisition of ALL.SPACE, a leader in assured communications terminals, extending York’s reach into adjacent markets and position the company to capture the accelerating demand for unmanned systems across domains. ALL.SPACE brings established contracts with the Army and Navy including a new Defense Innovation Unit contract and a $6M follow-on order from the Navy, both awarded in Q3.

•York’s Nemesis mission cleared its Delta Critical Design Review and remains on track for spacecraft delivery in Q4, extending York’s prime integration model into GEO in support of Space Domain Awareness missions and reinforces the company’s ability to prime, integrate, and deliver across orbital regimes.

•York completed its acquisition of Solestial, Inc., a leading provider of next-generation space solar technology. The acquisition secures domestic control of a critical element of York’s supply chain, currently controlled by China, reduces geopolitical exposure across the company’s manufacturing base, and positions York to leverage advanced solar capabilities as a differentiator in future spacecraft designs.

•York completed its initial Dragoon mission objectives in a matter of months, demonstrating York’s ability to deliver operationally relevant tactical communications at speed and scale.

Liquidity
As of June 30, 2026, our cash and cash equivalents were $534 million and availability under our Revolving Facility was $150 million, for total liquidity of $684 million.

Business outlook as of August 13, 2026

York Space Systems expects revenue for the full year 2026 to be in the range of $375 million to $405 million. The majority of the decrease in guidance is due to the removal of the new business revenue in 2026 given the shift in government acquisition methodologies.

We are working on a pipeline of government opportunities worth $11.5 billion, across 12 potential customers. This analysis considers the next two years, and we only included opportunities from potential customers we have spoken to directly.

Business outlook is based on information as of today, August 13, 2026, and may be impacted by factors outside York’s control. See “Forward Looking Statements.”

Conference Call

York will host a conference call to review its financial results for the fiscal quarter and full year 2025 and its outlook for the future and may disclose other material developments affecting its business and/or financial performance. Listeners may access the conference call live via audio webcast.

Thursday August 13, 2026

3:00 pm Mountain Time (5:00 pm Eastern Time)

Webcast: https://events.q4inc.com/attendee/324017794

York’s financial results release will be available after the close of market on August 13, 2026 on York’s website at http://ir.yorkspacesystems.com. An audio webcast replay of the conference call will be available for one year at http://ir.yorkspacesystems.com.

About York Space Systems

York Space Systems (NYSE: YSS) is a leading, U.S.-based national defense and commercial prime providing a comprehensive suite of mission-critical solutions for national security, government, and commercial customers. York is one of the only space and defense primes with proprietary hardware and software capabilities designed to address customers’ complex mission requirements across the critical elements of the entire space ecosystem throughout the mission lifecycle. York is purpose built to address evolving national security space challenges and to adapt to the ongoing shift in the U.S. government’s mission needs and procurement processes.

Forward-Looking Statements

This press release and the related conference call contain “forward-looking statements” within the meaning of, and we intend such forward-looking statements to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology. In particular, statements about our 2026 outlook, future growth prospects, anticipated award times, pipeline, award opportunities, backlog, backlog opportunities, growth of market share, growth strategy, capabilities, the future health of our aircraft, expectations regarding government programs and actions, benefits expected from the acquisitions of Solestial Space Technology, Inc. and ALL.SPACE Holdings, Inc., the markets in which we operate, including growth of our various markets, potential new products and product innovation and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this press release and made during the related conference call, are forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include: disruptions in U.S. government operations and funding and budgetary priorities of the U.S. government; limitations on investor insight into portions of our business due to our classified contracts with the U.S. government; our failure to establish and maintain important relationships with government agencies and prime contractors; the potential inability to realize our backlog; difficulties or disruptions in consummating future acquisitions and integrating the operations of acquired companies into our business, and in realizing the expected benefits of these transactions, including with respect to Solestial and ALL.SPACE; cost overruns on our contracts, including before final receipt of a contract; concentration of our customers and backlog, in particular our largest customer, the Space Development Agency; our failure to implement and maintain an effective system of internal control over financial reporting; fluctuation of our operating results; significant competition in the global space and satellite market; our failure to manage our growth effectively and our ability to achieve and maintain profitability; any failure of our spacecraft systems and related software to operate as intended, resulting in warranty claims for product failures, schedule delays or other problems with existing or new products; our revenue, results of operations and reputation may be negatively impacted if our products contain defects or fail to operate in the expected manner; our dependence on contracts entered into in the ordinary course of business and our dependence on major customers and vendors; the scarcity or unavailability of critical components used to manufacture our products or used in our development programs; the emerging and shifting nature of the market for spacecraft platforms and satellite software and its failure to achieve the growth potential we expect; uncertain global macro-economic and political conditions, including the implementation of tariffs and supply chain risks; a failure of our information technology systems, physical or electronic security protections; the failure to adequately protect our proprietary intellectual property rights; the inability to comply with any of our contracts or meet eligibility requirements to obtain certain government contracts; government laws and regulations, particularly those relating to contracting in the defense industry; our substantial indebtedness; and the other factors set forth in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release and the related conference call. Actual results may vary from the estimates provided. We undertake no intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

We believe that in addition to our results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), our non-GAAP financial measures including contribution margin, contribution margin %, EBITDA, and Adjusted EBITDA provide useful information to management, investors, and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. In addition to our GAAP measures, we use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources, including budgeting for infrastructure.

These non-GAAP financial measures are used to supplement the financial information presented on a GAAP basis and should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which items are adjusted to calculate our non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures.

Contribution Margin

We refer to revenue less direct material costs of revenue as “contribution margin” and contribution margin divided by revenue as “contribution margin %.” The closest comparable GAAP financial measures to contribution margin and contribution margin % are gross profit and gross profit margin

%, respectively. We believe contribution margin and contribution margin % are useful measures of the variable costs that we incur in order to provide services to our customers. Our presentation of contribution margin and contribution margin % should not be construed as an inference that our future results will be unaffected by variable costs.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) adjusted for interest expense, interest income, income tax benefit, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for changes in the fair value of derivatives, loss on debt extinguishment, transaction costs, and other non-recurring items. Net loss is the most directly comparable GAAP measure to Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, see the “Reconciliation of GAAP to Non-GAAP Results” table in this press release.

Backlog

We view backlog as a key measure of our business growth. Backlog represents our estimate of the revenue we expect to realize in future periods as a result of performing work on contracts that have been awarded to us (net of any revenue already recognized as of the backlog date). We include the aggregate expected revenue of awarded contracts in our backlog upon the execution of a legally binding agreement, even though our contracts include certain termination rights exercisable by our customers with advance notice. We exclude unexercised contract options from our backlog. Contract liabilities recognized on our consolidated balance sheets consists of payments and billings that we have received in excess of revenue that we have recognized. Because cash receipts from these contracts have not been recognized into revenue, they are included in our backlog calculation.
We monitor our backlog because we believe it is a forward-looking indicator of potential sales which can be helpful to investors in evaluating the performance of our business and identifying trends over time. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments, or contract cancellations may occur, which could result in a reduction in our total backlog and potential future revenue that is never recognized.

Investor Contact

Christopher Evenden

ir@yorkspacesystems.com

Media Contact

Sarah Nickell

Sarah.nickell@yorkspacesystems.com

APPENDIX - 1

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
($ in thousands, except shares and per share amounts)	2026	2025	2026	2025
Revenue	$92,547	$83,839	$208,890	$190,091
Cost of revenues	70,367	74,313	164,560	155,963
Gross profit	22,180	9,526	44,330	34,128
Operating expenses
Selling, general and administrative expenses	40,825	25,790	77,531	52,591
Stock compensation expense	10,893	—	95,589	—
Research and development expenses	5,766	4,893	11,055	9,294
Transaction costs	6,009	75	11,934	106
Total operating expenses	63,493	30,758	196,109	61,991
Loss from operations	(41,313)	(21,232)	(151,779)	(27,863)
Other (expense) income
Interest expense	(2,884)	(7,118)	(5,783)	(14,177)
Interest income	4,208	218	8,828	759
Other income (expense), net	928	1,201	(5,279)	1,315
Total other expense	2,252	(5,699)	(2,234)	(12,103)
Loss before provision for income taxes	(39,061)	(26,931)	(154,013)	(39,966)
Income tax (expense) benefit	(282)	2,697	(172)	4,003
Net loss	$(39,343)	$(24,234)	$(154,185)	$(35,963)
Foreign currency translation adjustment	49	372	(72)	857
Comprehensive loss	$(39,294)	$(23,862)	$(154,257)	$(35,106)
Net loss per common share
Net loss	$(39,343)	$(24,234)	$(154,185)	$(35,963)
Less: Accretion of Class P Units	$—	$—	$192	$—
Less: Deemed dividend on Conversion of the Class P Units upon IPO	$—	$—	$60,722	$—
Net loss available to common shareholders	$(39,343)	$(24,234)	$(215,099)	$(35,963)
Basic and diluted net loss per share	$(0.31)	$(0.25)	$(1.76)	$(0.38)
Weighted average common shares outstanding
Basic and diluted weighted common shares outstanding	128,095,949	95,141,928	122,092,664	95,141,928

Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	As of June 30, 2026	As of December 31, 2025
Assets
Current assets
Cash and cash equivalents	$534,000	$162,573
Accounts receivable, net	55,800	11,539
Inventories	41,787	18,747
Prepaid expenses and other current assets	20,988	31,478
Contract assets	114,967	76,809
Capitalized commissions, net	4,305	6,661
Total current assets	771,847	307,807
Fixed assets, net	58,070	46,293
Right of use assets, net	28,445	24,683
Goodwill	793,520	674,262
Other intangibles, net	412,828	407,925
Other assets	5,509	14,415
Total assets	$2,070,219	$1,475,385
Liabilities, Temporary Equity and Member's Capital/Stockholders' Equity
Current liabilities
Contract liabilities	$18,157	$110,275
Accounts payable and accrued expenses	110,015	68,358
Operating lease liabilities, current	3,942	3,260
Income taxes payable	831	672
Long-term debt, current	5,625	3,750
Deferred commissions, current	5,266	5,038
Other current liabilities	835	—
Total current liabilities	144,671	191,353
Operating lease liabilities, less current portion	26,330	23,161
Deferred commissions, less current portion	1,191	2,110
Long-term debt, net	141,419	144,962
Derivative liability associated with Class P Units	—	93,411
Other liabilities	4,717	3,353
Deferred income tax liability	6,084	6,096
Total liabilities	$324,412	$464,446
Commitments and contingencies
Temporary Equity
Class P Units (240,956,348 and 0 units authorized, issued and outstanding at December 31, 2025 and 2024, respectively; $241,498 and $0 liquidation preference as of December 31, 2025 and 2024, respectively)	—	143,115
Member's Capital/Stockholders Equity
Common units (0 and 50,000,000 authorized, issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	—	1,135,910

Common stock ($0.0001 par value per share; 1,000,000,000 and 0 authorized at June 30, 2026 and December 31, 2025, respectively; 129,312,790 and 0 issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	13	—
Additional paid-in-capital	2,168,137	—
Accumulated other comprehensive income (loss)	864	936
Accumulated deficit	(423,207)	(269,022)
Total member's capital	1,745,807	867,824
Total liabilities, temporary equity, and member's capital/stockholders' equity	$2,070,219	$1,475,385

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the six months ended June 30,
($ in thousands)	2026	2025
Cash flows from operating activities
Net loss	(154,185)	$(35,963)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation and amortization	30,989	24,261
Stock compensation expense	95,589	—
Amortization of debt issuance costs	418	428
Non-cash lease expense	2,110	1,297
Amortization of capitalized commissions	2,316	3,229
Deferred taxes	(237)	(3,998)
Loss on equity investments, net	1,594	—
Other, net	5,772	(894)
Changes in assets and liabilities, net of the effect of acquisitions:
Accounts receivable, net	(43,447)	(7,333)
Inventories	(24,042)	7,137
Prepaid expenses and other current assets	6,651	20,873
Contract assets	(38,159)	(42,932)
Other assets	(476)	(54)
Contract liabilities	(95,815)	(72,852)
Accounts payable and accrued expenses	26,831	7,814
Deferred commissions	(691)	(1,338)
Income taxes payable	149	—
Related party payables	—	1,276
Other liabilities	17	436
Right of use assets and operating lease liabilities, net	(2,021)	(1,209)
Net cash (used in) operating activities	(186,637)	(99,822)
Cash flows from investing activities
Capital expenditures	(3,430)	(1,272)
Equity investments	(6,156)	(5,000)
Acquisition of business, net of cash acquired	(25,152)	—
Issuance of notes receivable	—	(2,500)
Proceeds from settlement of notes receivable	5,000	—
Net cash (used in)/provided by investing activities	(29,738)	(8,772)
Cash flows from financing activities
Proceeds from issuance of common stock in connection with the IPO, net of underwriting discounts and commissions	592,833	—
Payment of offering costs in connection with the IPO	(3,192)	—
Repayment of principal on long-term debt	(1,875)	—
Proceeds from settlement of notes receivable	—	25,000
Net cash provided by financing activities	587,766	25,000
Net increase/(decrease) in cash and cash equivalents	371,391	(83,594)

Effect of exchange rate changes on cash	36	156
Cash and cash equivalents, beginning of period	162,573	104,656
Cash at end of period	$534,000	$21,218
Supplemental disclosures of cash flow information
Cash payments for interest	$5,682	$6,090
Cash (refunded)/paid for taxes	(11)	3
Noncash operating, investing, and financing
Changes in accounts payable and accruals for purchases of fixed assets	1,483	1,346
Conversion of common units into shares of common stock upon IPO	1,135,718	—
Conversion of Class P Units into shares of common stock upon IPO	241,391	—
Issuance of common shares for acquisition of Orbion	60,180	—
Issuance of common shares for acquisition of Solestial	51,857	—

APPENDIX - 2

Reconciliation of GAAP to Non-GAAP Results

Contribution Margin
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
($ in thousands, except percentages)	2026	2025	2026	2025
Revenue	$92,547	$83,839	$208,890	$190,091
Direct material costs	53,240	63,555	129,517	134,505
Contribution margin (non-GAAP)	$39,307	$20,284	$79,373	$55,586
Contribution margin % (non-GAAP)	42%	24%	38%	29%

Reconciliation to Contribution Margin
(Unaudited)

($ in thousands, except percentages)	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenue	$92,547	$83,839	$208,890	$190,091
Less: Cost of revenues	70,367	74,313	164,560	155,963
Gross profit (GAAP)	$22,180	$9,526	$44,330	$34,128
Gross profit % (GAAP)	24%	11%	21%	18%
Add: Direct labor costs	11,119	7,661	21,275	15,385
Add: Direct overhead costs	3,736	1,669	7,079	3,384
Add: Depreciation and amortization	2,272	1,428	6,689	2,689
Contribution margin (non-GAAP)	$39,307	$20,284	$79,373	$55,586
Contribution margin % (non-GAAP)	42%	24%	38%	29%

Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
($ in thousands)	2026	2025	2026	2025
Net loss	$(39,343)	$(24,234)	$(154,185)	$(35,963)
Interest expense	2,884	7,118	5,783	14,177
Interest income	(4,208)	(218)	(8,828)	(759)
Income tax expense (benefit)	282	(2,697)	172	(4,003)
Depreciation and amortization	14,886	12,225	30,989	24,261
EBITDA (non-GAAP)	$(25,499)	$(7,806)	$(126,069)	$(2,287)
Changes in the fair value of derivatives	(1,117)	(1,254)	3,713	(1,396)
Stock-based compensation expense	10,893	—	95,589	—
Transaction costs(1)	6,009	75	11,934	106
Other(2)	211	66	1,691	112
Adjusted EBITDA (non-GAAP)	$(9,503)	$(8,919)	$(13,142)	$(3,465)
(1)Represents costs for legal, advisory fees and other costs incurred in connection with the Company's acquisition activity and one-time IPO costs.
(2)Other includes a gain and loss on the initial investments for Solestial and Orbion, respectively, net gain on foreign exchange and one-time non-cash expense.

Backlog
(Unaudited)

($ in thousands)	As of June 30, 2026	As of December 31, 2025
Backlog	$592,049	$542,557